Exhibit 99.1
The First Bancorp Reports First Quarter Net Income of $6.5 Million
DAMARISCOTTA, ME, April 22, 2020 – The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended March 31, 2020. Unaudited net income was $6.5 million, up $339,000 or 5.5% from the $6.2 million reported for the three months ended March 31, 2019. Earnings per common share on a fully diluted basis were up $0.03 to $0.60 per share, an increase of 5.3% from the prior year.
“Against a backdrop of unprecedented challenges brought about by the outbreak of COVID-19, I’m pleased to share that The First Bancorp posted strong operating results in the first quarter” commented Tony C. McKim, the Company’s President and Chief Executive Officer. “Earning asset growth was again a driving factor in our performance, as was growth in non-interest income. Earning assets increased $55.8 million in the first quarter and are $135.2 million or 7.1% higher than a year ago. Growth, improved margins, and the recovery of interest on resolved problem loans, resulted in an increase of $2.0 million, or 15.7%, in net interest income before provision for the three months ended March 31, 2020 versus the same period a year ago. Non-interest income was up year-over-year in all major categories, including a 15.7% increase in investment management income and a 70.3% increase in mortgage banking revenue. We also took advantage of market opportunities to restructure several interest rate swap positions and extend funding at favorable interest rates."
Mr. McKim continued, "While proud of these results, our Company’s collective focus has shifted to working with our customers and community partners to address the economic impact of COVID-19, and doing so in a manner that provides for the safety and well-being of our employees. Fourteen of our sixteen banking offices remain open, serving customers in drive-thru only mode and the majority of our employees are working remotely. Staff have been redeployed throughout the bank to best serve customer needs including in our call center, digital commerce department, and providing loan assistance, along with significant resources being devoted to the Payroll Protection Program. As a Company we are fortunate to have a talented team of bankers who are dedicated to supporting our customers and communities. Their response to the pandemic has been nothing short of incredible."

FIRST QUARTER 2020 FINANCIAL HIGHLIGHTS

•	Total Assets increased to $2.14 billion.

•	Net Income of $6.5 million represents an increase of 5.5% from the first quarter of 2019.

•	Loans outstanding at March 31, 2020 were $1.34 billion, an increase of $47.1 million in the quarter, and up $79.6 million or 6.3% from a year ago.

•	Low-cost deposits as of March 31, 2020 totaled $772.5 million, a decrease of $27.0 million in the quarter which is consistent with normal seasonal factors, and up $15.8 million or 2.1% year-over-year.

•	The ratio of non-performing assets to total assets improved to 0.49% as of March 31, 2020, down from 0.82% as of December 31, 2019 and from 0.77% as of March 31, 2019.

•
The ratio of loans risk rated sub-standard or below as a percentage of total consolidated risk-based capital improved to an estimated 16.23% as of March 31, 2020 from 19.16% as of December 31, 2019 and 20.49% as of March 31, 2019.

•	Tangible Book Value increased to $16.97 per share, up from $16.75 at December 31, 2019 and $15.42 at March 31, 2019.

•
Efficiency Ratio (non-GAAP) was 58.12% in the first quarter of 2020, up from 50.79% in the immediately preceding quarter and 50.45% in the first quarter of 2019 due to charges taken to restructure several interest rate swap positions. In the absence of these charges, the non-GAAP efficiency ratio in the first quarter of 2020 would have been 48.49%. (GAAP Efficiency Ratio in these periods was 57.70%, 52.75%, and 52.35%, respectively).

FINANCIAL CONDITION
Total assets at March 31, 2020 were $2.14 billion, up $67.6 million in the first quarter and up $145.0 million from a year ago. First quarter growth was centered in earning assets which increased $55.8 million, most of which came from loans; year-over-year earning assets grew $135.2 million. Total loans grew $47.1 million during the quarter representing an annualized growth rate of 14.5%, while investments increased $13.4 million. Loan growth was centered in the commercial loan portfolio, which was up $34.9 million and in residential mortgages which increased $8.9 million. Total loans have grown $79.6 million, or 6.3%, from a year ago.
Total deposits at March 31, 2020 were $1.64 billion, down slightly from the $1.65 billion reported as of December 31, 2019, and up $37.7 million or 2.3% from March 31, 2019. Low-cost deposits decreased $27.0 million in the first quarter due to typical seasonal factors, and are up $15.8 million, or 2.1%, year-over-year. Lower interest rates resulted in borrowed funds becoming the favored vehicle to support earning asset growth, increasing $63.1 million in the first quarter and $77.6 million year-over-year.
The Company’s capital position remained strong as of March 31, 2020, with an estimated total risk-based capital ratio of 15.08%, and an estimated leverage capital ratio of 8.78%. Asset growth led to a modest decrease in leverage capital from 8.88% at December 31, 2019; leverage capital is up from 8.67% at March 31, 2019. The total capital ratio compares to 15.27% as of December 31, 2019 and 14.97% as of March 31, 2019. Each of the Company’s capital ratios remain well in excess of regulatory requirements.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality improved in the first quarter, largely on the resolution of a large commercial credit that was a non-performing asset for several years. As of March 31, 2020, the ratio of non-performing assets to total assets decreased to 0.49%, improved from 0.82% at December 31, 2019, and from 0.77% at March 31, 2019. Net charge-offs for the quarter were an annualized 0.05% of total loans, comparable to the 0.07% experienced in the year ended December 31, 2019. Past due loans were 1.62% of total loans as of March 31, 2020, up from 1.16% of total loans at December 31, 2019, and 0.89% as of March 31, 2019.
The provision for loan losses totaled $400,000 in the first quarter of 2020, compared with $375,000 for the same period in 2019. Substantial improvement during the quarter in non-performing asset levels, along with continued positive charge-off metrics, were key factors in the quantitative and qualitative modeling used by management to determine the provision expense required to maintain an adequate allowance for loan losses. Resolution of the large commercial credit referenced previously released $1.1 million in specific loss reserves, providing added cover for the uncertainties brought on by COVID-19. The allowance for loan losses stood at 0.88% of total loans as of March 31, 2020, down slightly from the 0.90% of total loans at December 31, 2019, and 0.91% of loans at March 31, 2019.
The Company is actively working with borrowers impacted by the COVID-19 outbreak. As of April 21, 2020 a total of 502 loan modification requests have been completed in conformance with inter-agency guidance issued in March, representing $110.1 million in loan balances, or approximately 8.2% of the overall loan portfolio. First National Bank is a designated SBA preferred lender and has processed 904 Paycheck Protection Program loan requests totaling $81.1 million in funds disbursed to qualified small businesses to date.

As of March 31, 2020 approximately 8.5% of the Company’s loan portfolio consisted of hospitality or restaurant industry borrowers, considered amongst the most impacted by COVID-19. Stress testing of credits and frequent contact with borrowers is ongoing in these segments. To date 30 COVID-19 related loan modifications have been completed within the hospitality and restaurant segments representing $15.7 million in loan balances, or 13.8% of total hospitality and restaurant industry loans. The Company is also actively monitoring activity on open credit lines. The utilization rate of commercial credit lines increased from an average of 55.6% in the first quarter of 2019 to an average of 61.5% in the first quarter of 2020; average utilization of home equity credit lines decreased slightly from 52.3% to 51.6% over these same periods. There was no meaningful variance in the month-end March 2020 utilization rates from the first quarter 2020 average in either commercial or home equity lines.
OPERATING RESULTS
Net Income for the three months ended March 31, 2020 was $6.5 million, up $339,000 or 5.5% from the three months ended March 31, 2019. On a fully diluted earnings per share basis, first quarter 2020 earnings were $0.60, up $0.03 or 5.3% from the first quarter of 2019. The Company’s Return on Average Assets of 1.24% for the quarter was down slightly from 1.27% for the first quarter of 2019. Return on Average Tangible Common Equity was 13.95% and 15.09% respectively for the same periods.
Contributing factors to the Company’s operating results in the first three months of 2020 included:

•
Earning asset growth and recoveries on resolved problem loans led to a $2.0 million increase in net interest income from the first three months of 2019, an increase of 15.7%. Net interest margin for the first quarter of 2020 was 3.12%, up from 2.87% for the fourth quarter of 2019 and from 2.93% for the first quarter of 2019.

•
Non-interest income was $4.2 million for the three months ended March 31, 2020, up $1.1 million or 34.3% from the three months ended March 31, 2019. Mortgage banking revenue increased $208,000 or 70.3% year-to-year, while revenue increased $121,000, or 15.7% year-to-year at First National Wealth Management, the bank’s trust and investment management division. Net gains on securities sold in the quarter added $752,000 to non-interest income.

•	Non-interest expense for the three months ended March 31, 2020 was $11.0 million, up $2.6 million or 31.5% from the three months ended March 31, 2019. The year-to-year change was impacted primarily by charges taken to restructure interest rate swap positions, which totaled $1.8 million. Other period to period changes included employee expenses which increased $615,000 or 13.9% from the prior year, and furniture & equipment expense up $141,000 or 14.5%.
DIVIDEND
On March 26, 2020 the Company's Board of Directors declared a first quarter dividend of 30 cents per share. This dividend represents a payout to shareholders of 50.00% of earnings per share for the period, and was paid on April 20, 2020 to shareholders of record as of April 10, 2020.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.11 billion in assets. The Bank provides a complete array of commercial and retail banking services through sixteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and due from banks	$21,117	$14,433	$15,270
Interest-bearing deposits in other banks	6,047	11,310	231
Securities available for sale	312,928	360,520	325,276
Securities to be held to maturity	341,592	281,606	281,219
Restricted equity securities, at cost	9,994	8,982	8,982
Loans held for sale	561	154	436
Loans	1,344,208	1,297,075	1,264,639
Less allowance for loan losses	11,858	11,639	11,490
Net loans	1,332,350	1,285,436	1,253,149
Accrued interest receivable	9,648	7,167	9,307
Premises and equipment	21,156	21,305	21,767
Other real estate owned	316	279	584
Goodwill	29,805	29,805	29,805
Other assets	50,882	47,799	45,376
Total assets	$2,136,396	$2,068,796	$1,991,402
Liabilities
Demand deposits	$153,477	$169,777	$148,500
NOW deposits	382,307	393,569	371,305
Money market deposits	161,184	161,000	137,700
Savings deposits	236,706	236,141	236,894
Certificates of deposit	274,621	277,225	398,689
Certificates $100,000 to $250,000	364,530	345,241	238,429
Certificates $250,000 and over	71,787	67,513	75,358
Total deposits	1,644,612	1,650,466	1,606,875
Borrowed funds	248,040	184,955	170,419
Other liabilities	28,487	20,867	16,321
Total Liabilities	1,921,139	1,856,288	1,793,615
Shareholders' equity
Common stock	109	109	109
Additional paid-in capital	64,277	63,964	63,037
Retained earnings	147,904	144,839	135,364
Net unrealized gain (loss) on securities available-for-sale	7,890	3,657	(1,539)
Net unrealized loss on securities transferred from available for sale to held to maturity	(174)	(182)	(194)
Net unrealized gain (loss) on cash flow hedging derivative instruments	(4,773)	97	973
Net unrealized gain on postretirement costs	24	24	37
Total shareholders' equity	215,257	212,508	197,787
Total liabilities & shareholders' equity	$2,136,396	$2,068,796	$1,991,402
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,921,206	10,899,210	10,884,381
Book value per common share	$19.71	$19.50	$18.17
Tangible book value per common share	$16.97	$16.75	$15.42

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the three months ended March 31,
In thousands of dollars, except per share data	2020	2019
Interest income
Interest and fees on loans	$15,856	$14,557
Interest on deposits with other banks	74	68
Interest and dividends on investments	4,764	4,643
Total interest income	20,694	19,268
Interest expense
Interest on deposits	5,186	5,577
Interest on borrowed funds	590	792
Total interest expense	5,776	6,369
Net interest income	14,918	12,899
Provision for loan losses	400	375
Net interest income after provision for loan losses	14,518	12,524
Non-interest income
Investment management and fiduciary income	894	773
Service charges on deposit accounts	577	561
Net securities gains	752	—
Mortgage origination and servicing income	504	296
Other operating income	1,494	1,514
Total non-interest income	4,221	3,144
Non-interest expense
Salaries and employee benefits	5,025	4,410
Occupancy expense	713	652
Furniture and equipment expense	1,116	975
FDIC insurance premiums	173	208
Amortization of identified intangibles	11	11
Other operating expense	4,005	2,142
Total non-interest expense	11,043	8,398
Income before income taxes	7,696	7,270
Applicable income taxes	1,201	1,114
Net Income	$6,495	$6,156
Basic earnings per share	$0.60	$0.57
Diluted earnings per share	$0.60	$0.57

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the three months ended March 31,
Dollars in thousands, except for per share amounts	2020	2019

Summary of Operations
Interest Income	$20,694	$19,268
Interest Expense	5,776	6,369
Net Interest Income	14,918	12,899
Provision for Loan Losses	400	375
Non-Interest Income	4,221	3,144
Non-Interest Expense	11,043	8,398
Net Income	6,495	6,156
Per Common Share Data
Basic Earnings per Share	$0.60	$0.57
Diluted Earnings per Share	0.60	0.57
Cash Dividends Declared	0.30	0.29
Book Value per Common Share	19.71	18.17
Tangible Book Value per Common Share	16.97	15.42
Market Value	22.00	24.92
Financial Ratios
Return on Average Equity (a)	12.03%	12.78%
Return on Average Tangible Common Equity (a)	13.95%	15.09%
Return on Average Assets (a)	1.24%	1.27%
Average Equity to Average Assets	10.30%	9.91%
Average Tangible Equity to Average Assets	8.88%	8.39%
Net Interest Margin Tax-Equivalent (a)	3.12%	2.93%
Dividend Payout Ratio	50.00%	50.88%
Allowance for Loan Losses/Total Loans	0.88%	0.91%
Non-Performing Loans to Total Loans	0.75%	1.09%
Non-Performing Assets to Total Assets	0.49%	0.77%
Efficiency Ratio	58.12%	50.45%
At Period End
Total Assets	$2,136,396	$1,991,402
Total Loans	1,344,208	1,264,639
Total Investment Securities	664,514	615,477
Total Deposits	1,644,612	1,606,875
Total Shareholders' Equity	215,257	197,787
(a) Annualized using a 366-day basis for 2020 and a 365-day basis for 2019

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2020 and 2019.

	For the three months ended
In thousands of dollars	March 31, 2020	March 31, 2019
Net interest income as presented	$14,918	$12,899
Effect of tax-exempt income	572	562
Net interest income, tax equivalent	$15,490	$13,461

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the three months ended
In thousands of dollars	March 31, 2020	March 31, 2019
Non-interest expense, as presented	$11,043	$8,398
Net interest income, as presented	14,918	12,899
Effect of tax-exempt interest income	572	562
Non-interest income, as presented	4,221	3,144
Effect of non-interest tax-exempt income	41	41
Net securities gains	(752)	—
Adjusted net interest income plus non-interest income	$19,000	$16,646
Non-GAAP efficiency ratio	58.12%	50.45%
GAAP efficiency ratio	57.70%	52.35%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the three months ended
In thousands of dollars	March 31, 2020	March 31, 2019
Average shareholders' equity as presented	$217,130	$195,405
Less intangible assets	(29,931)	(29,974)
Tangible average shareholders' equity	$187,199	$165,431

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Richard M. Elder, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3195.